                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of June 10, 1999 (the "Effective Date"), by Greg S. Watkins, an individual resident in San Diego, California ("Watkins") and Daren J. Barone ("Barone") (Barone and, collectively with Watkins, the "Buyers"), on the one hand, and REXX Environmental Corporation, a New York corporation (the "Seller"), on the other hand.

         The Seller desires to sell, and the Buyers desire to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Watkins Contracting, Inc., a Nevada corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1. Definitions.

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Best Efforts"-- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible taking into account economic limitations and practical business considerations that exist as of the date such Best Efforts are required to be used, including, without limitation, the Company's or the Seller's financial performance and condition and any limitation on the availability of credit imposed by the Existing Lender.

         "Breach"-- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, occurrence, or circumstance.

         "Business"-- the business of providing asbestos abatement, hazardous materials or soil remediation, demolition or services related thereto, to a variety of Persons, including private or governmental clients. Specific services include (without limitation) removal of asbestos containing materials (ACM), lead paint, contaminated soils and polychlorinated biphenyls (PCB). Contaminated soils remediation is related to material excavation. (The foregoing is referred to in this Agreement as the "Business.")

         "Buyers' Disclosure Letter"-- the disclosure letter delivered by the Buyers to the Seller concurrently with the execution and delivery of this Agreement.

         "Buyers' Release" -- as defined in Section 2.5.


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         "Closing Date"-- the date and time as of which the Closing actually takes place.

         "Commission" -- the Securities and Exchange Commission.

         "Consent"-- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "Contemplated Transactions"-- all of the transactions contemplated by this Agreement, including:

                  (a) the sale of the Shares by the Seller to the Buyers;

                  (b) the execution, delivery, and performance of the Noncompetition Agreements, the Seller's Release, and the Buyers' Release;

                  (c) the performance by the Buyers and the Seller of their respective covenants and obligations under this Agreement; and

                  (d) the Buyers' acquisition and ownership of the Shares and exercise of control over the Company.

         "Contract"-- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Damages"-- as defined in Section 10.2.

         "Encumbrance"-- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "Environmental Law"-- any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;


                                      -2-
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                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"-- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Exchange Act"-- the Securities Exchange Act of 1934, as amended, and the rules and regulations issued pursuant thereto.

         "Existing Lender" -- Wells Fargo Bank.

         "GAAP"-- generally accepted United States accounting principles, applied on a consistent basis.

         "Governmental Authorization"-- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "Governmental Body"-- any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.


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         "Indemnified Persons"--as defined in Section 10.2.

         "IRC"-- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"-- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "Knowledge"-- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is or was actually aware of such fact or other matter ("Actual Knowledge"); or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter; provided, however, that no representation or warranty of the Seller stated as made to as to its Knowledge will be subject to any Breach to the extent the representation or warranty is based on a representation or warranty of the Buyers in the Prior Acquisition Agreement (as seller thereunder) or any written statement furnished by the Company to the Seller subsequent to October 22, 1997 and prior to or on the Closing (but excluding any written statements constituting projections, estimates or forward looking statements) or on any failure of an officer of the Company to furnish information in a circumstance where the officer had a legal obligation to furnish information.

         "Legal Requirement"-- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "Material Adverse Effect" -- any material adverse effect on the business, assets, properties, operations, prospects, valuation or financial condition of the Seller or the Company, taken as a whole, and taking into account, with respect to the Seller and the Company, (a) losses attributable to the Company's operations, (b) lower gross margins than anticipated by the Company on certain of its jobs, and (c) the Company's noncompliance with certain financial covenants of its line of credit with the Existing Lender and (d) the limitations on the availability of credit that have been or may be required by the Existing Lender.

         "NASA Claim"-- the Company's claim for compensation from the National Aeronautics and Space Administration with respect to work done at Edwards Air Force Base on behalf of Innertex General Contractors.

         "Noncompetition Agreement"-- as defined in Section 2.5.

         "Occupational Safety and Health Law"-- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "Order"-- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "Ordinary Course of Business"-- the ordinary course of business consistent with the Company's past custom or practice (including with respect to quantity and frequency).

         "Organizational Documents"-- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "Person"-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Prior Acquisition Agreement" - the Stock Purchase Agreement dated as of October 21, 1997 between the Seller (then known as Oak Hill Sportswear Corporation), as buyer, and the Buyers as sellers, together with the Seller's Closing Documents and the Buyers' Closing Documents and the Put Agreement referred to therein.

         "Proceeding"-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "Related Buyer Business" - any Related Person of a Buyer engaged in the Business in Southern California (i.e., the area comprised of the greater Los Angeles metropolitan area and all areas of California south thereof).

         "Related Person"-- with respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one
(1) or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
(b) or (c).

         For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

         "Representative"-- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "Securities Act"-- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Seller's Disclosure Letter"-- the disclosure letter delivered by the Seller to the Buyers concurrently with the execution and delivery of this Agreement.

         "Seller SEC Documents"-- all reports, schedules, forms, statements and other documents filed by the Seller with the Commission since October 22, 1997.

         "Seller's Release"-- as defined in Section 2.5.

         "Stockholder Approval" -- the affirmative approval of the stockholders of the Seller holding at least two-thirds (2/3) of the voting power of all such stockholders and otherwise in full compliance with the requirements of applicable law and any stock exchange regulations to which the Seller is subject.

         "Subsidiary"-- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one (1) or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "Superior Proposal" - a bona fide proposal regarding an acquisition of the Company or its assets made by a third Person that the Board of Directors of the Seller determines in its good faith judgment to be more favorable on financial terms to the Seller's stockholders than the Contemplated Transactions and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Seller, is reasonably capable of being obtained by such third Person.

         "Tax"-- any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

         "Tax Return"-- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "Threatened"-- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) to the Seller.

         2. Sale and Transfer of Shares; Closing.

         2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell and transfer the Shares to the Buyers, and the Buyers will purchase the Shares from the Seller.

         2.2 Purchase Price.

                  (a) The purchase price (the "Purchase Price") for the Shares will be $1,300,000 payable in cash, and delivery of 125,000 shares of Common Stock of the Seller with an agreed upon fair market value of $1.375 per share or the closing price of such Shares as of the day prior to the Closing, whichever is less.

                  (b) The Seller shall have the option of having a third party purchase all or any portion of 125,000 shares from the Buyers for a price of $1.375 or more per share, and the Buyers shall deliver the net proceeds of such sale after the payment of all applicable Taxes with respect to such sale to the Seller at Closing. Notwithstanding the foregoing, the Buyers shall not be required to sell any shares of the Seller's Common Stock to a third party hereunder if such third party is not a "accredited investor" as defined in Regulation D promulgated under the Securities Act and such sale is not otherwise in full compliance with all applicable federal and state securities laws, as reasonably determined by counsel for the Buyers.

         2.3 Other Consideration.

                  (a) Concurrently with the Closing, the Buyers shall cause the Company to pay in full the remaining balance of the inter-company loan by the Seller to the Company in the amount of $6,001 (without any interest accrued upon such amount).

                  (b) Prior to the Closing, the Buyers and the Company shall use their Best Efforts to obtain or cause the Company to obtain and deliver to Seller the release from and termination of all agreements, guarantees and other instruments by the Seller to Safeco Credit Company, Inc., CAT Financial and Reliance Insurance Companies (Reliance Surety Company, Reliance Insurance Company, United Pacific Insurance Company and Reliance Surety Company). If the Buyers do not obtain and deliver a release and termination of any such Persons (a "Non-Releasing Person"), (x) on the Closing the Buyers will deliver (i) to the Seller their agreement to guarantee, indemnify and hold the Seller harmless with respect to any of the Seller's obligations or liabilities to such Non-Releasing Persons in substantially the form previously delivered by Buyers to Seller, (ii) to all such Non-Releasing Persons their guarantees in a form reasonably acceptable to such Non-Releasing Persons, and furnish evidence to Seller, reasonably satisfactory to it, of deliveries of such guarantees, and (y) after the closing use their Best Efforts to obtain and deliver to Seller the releases in a form reasonably acceptable to the Seller, from all such Non-Releasing Persons.


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


         2.4 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of the Buyers' counsel at 101 West Broadway, 17th Floor, San Diego, California at 10:00 a.m. (local time) as soon as practicable following the receipt of (a) Stockholder Approval or (b) the Certificate referred to in Section 7.2 hereof, or at such other time and place as the parties may agree. The parties agree that neither the Seller, the Buyers nor their representatives need attend the Closing in person and that the execution and delivery of the documents to be delivered at Closing may take place via facsimile with original signatures to follow via overnight courier.

         2.5 Closing Obligations. At the Closing:

                  (a) The Seller will deliver to the Buyers:

                           (i) certificates representing the Shares, duly
endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to the Buyers;

                           (ii) a release in the form of Exhibit "A" executed by
the Seller (the "Seller's Release");

                           (iii) a noncompetition agreement in the form of
Exhibit "B" executed by the Seller (the "Noncompetition Agreement");

                           (iv) indemnification agreements in favor of each of
the Buyers in a form reasonably acceptable to the Buyers executed by the Seller (the "Buyer Indemnification Agreements"); and

                           (v) a certificate executed by the Seller representing
and warranting to the Buyers that each of the Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Seller's Disclosure Letter that were delivered by the Seller to the Buyers prior to the Closing Date in accordance with Section 5.6); and

                  (b) The Buyers will deliver to the Seller:

                           (i) the Purchase Price;

                           (ii) a release in the form of Exhibit "C" executed by
each of the Buyers (the "Buyers' Release");

                           (iii) a pay-off letter executed by the Existing
Lender confirming to Seller that all amounts due pursuant to the Company's existing credit agreement with the Existing Lender have been paid in full; and

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                           (iv) a certificate executed by the Buyers to the
effect that, except as otherwise stated in such certificate, each of the Buyers' representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date.

         3. Representations and Warranties of the Seller. Except as set forth in the Seller's Disclosure Letter delivered by the Seller to the Buyers, and which exceptions to representations and warranties are applicable to the section of this Agreement to which they expressly relate and no other representation and warranty in this Agreement, the Seller represents and warrants to the Buyers as follows:

         3.1 Organization, Good Standing.

                  (a) The Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Contracts.

                  (b) The Seller has delivered to the Buyers originals of the Organizational Documents of the Company, as currently in effect.

         3.2 Authority; No Conflict.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. The Noncompetition Agreement and the Seller's Release (collectively, with this Agreement, the Seller's Disclosure Letter and all certificates of the Seller delivered under this Agreement, the "Seller's Closing Documents") constitute the legal, valid, and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms. The Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and, subject solely to Shareholder Approval or delivery of the certificate referred to in Section 7.2, to perform its obligations under this Agreement and the Seller's Closing Documents.

                  (b) Except as set forth in Part 3.2(b) of the Seller's Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
violation of (A) any provision of the Organizational Documents of the Seller, or
(B) any resolution adopted by the board of directors or the stockholders of the Seller;

                           (ii) contravene, conflict with, or result in a
violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller may be subject or Contract to which the Seller is a party; or

                           (iii) contravene, conflict with, or result in a
violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Seller.

                  (c) Except as set forth in Part 3.2(c) of the Seller's Disclosure Letter, the Seller will not be required to give any notice to or obtain any consent, from any Person in connection with its execution, delivery or performance of this Agreement or a Seller's Closing Document or its consummation or performance of any of the Contemplated Transactions.

         3.3 Capitalization. Assuming the accuracy as of the Closing of the Prior Acquisition Agreement of the representations in Section 3.3 of the Prior Acquisition Agreement, (i) the authorized equity securities of the Company consist of 2,500 shares of common stock, no par value, of which 2 shares are issued and outstanding; (ii) the Seller is the record and beneficial owner and holder of all the Shares, free and clear of all Encumbrances; (iii) no legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares, and such Shares are subject to no Encumbrance other as may be applicable to restricted securities under the Securities Act; (iv) all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable; and (v) there are no Contracts, other than this Agreement, relating to the issuance, sale, transfer or voting of shares of capital stock or other securities of the Company.

         3.4 Seller SEC Documents. The Seller has filed all the Seller SEC Documents required to be filed by it. As of the respective dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and when filed contained no untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Seller makes no representation or warranty to the extent the Seller SEC Documents were based upon representations and warranties of the Buyers in the Prior Acquisition Agreement (as sellers thereunder) or any written statement furnished to the Seller by the Company subsequent to October 22, 1997 and prior to the Closing.

         3.5 Taxes.

                  (a) Since October 22, 1997 through the Closing, the Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) with respect to the period since October 22, 1997 through the Closing have been paid or reflected or reserved against and shown on the face of the December 31, 1998 balance sheet of the Company or, with respect to Tax with respect to a period after the date thereof through the Closing, reflected or reserved against and shown on the face of the last regularly prepared balance sheet of the Company. Except as set forth in
Part 3.5(a) of the Seller's Disclosure Letter, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return during the period from October 22, 1997 to the date of this Agreement. No claim has been made by any Government Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax during the period from October 22, 1997 to the date of this Agreement.

                  (b) The Seller does not expect any authority to assess any additional Taxes on the Company for the period for from October 22, 1997 to the date of this Agreement. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any Governmental Body in writing or (B) as to which the Seller has Knowledge based upon personal contact with any agent or such Body.

                  (c) Part 3.5(c) of the Seller's Disclosure Letter lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for all taxable periods since October 22, 1997 and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyers correct and complete copies of all federal, state and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed by the Company since October 22, 1997.

                  (d) Except as set forth on Part 3.5(d) of the Seller's Disclosure Letter, during the period from October 22, 1997 through the Closing Date, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) During the period from October 22, 1997 through the Closing Date, the Company is not a party to any Tax allocation or sharing agreement. The Company has no liability for the Taxes of any Person (other than the Company) under IRC Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         3.6 Compliance With Legal Requirements; Governmental Authorizations.

                  (a) Except as set forth in Part 3.6(a) of the Seller's Disclosure Letter:

                           (i) the Seller is in substantial compliance with each
Legal Requirement that is or was applicable to it that could adversely affect the Contemplated Transactions or reasonably be expected to result in a Material Adverse Effect or further materially deteriorate or exacerbate circumstances referenced in subsections (a) through (d) of the definition of Material Adverse Effect;

                           (ii) no event has occurred or circumstance exists
that (with or without notice or lapse to time) may constitute or result in a violation by the Seller or a failure on the part of the Seller to comply with, any Legal Requirement that could adversely affect the Contemplated Transactions or reasonably be expected to result in a Material Adverse Effect or further materially deteriorate or exacerbate circumstances referenced in subsections (a) through (d) of the definition of Material Adverse Effect;

                           (iii) the Seller, has not received, at any time since
October 22, 1997, any notice or other communication (whether oral or written) sent by any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement applicable to the Seller, or (B) any actual, alleged, possible, or potential obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iv) the Seller has not received, at any time since
October 22, 1997, any notice or other communication (whether oral or written) sent by any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization applicable to the Seller, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification by any Governmental Authorization applicable to the Seller.

         3.7 Legal Proceedings; Orders.

                  (a) Except as set forth in Part 3.7(a) of the Seller's Disclosure Letter, there is no pending Proceeding against the Seller or any Related Person:

                           (i) that reasonably may result in A Material Adverse
Effect or materially further deteriorate or exacerbate circumstances referenced in subsections (a) through (d) of the definition of Material Adverse Effect; or

                           (ii) that challenges, or that may have the effect of
preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                  (b) To the Knowledge of the Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has made available to the Buyers copies of all pleadings, non-privileged correspondence, and other non-privileged documents relating to each Proceeding listed in Part 3.7 of the Seller's Disclosure Letter and (3) the Proceedings listed in Part 3.7 of the Seller's Disclosure Letter will not have a Material Adverse Effect.

                  (c) Except as set forth in Part 3.7(c) of the Seller's Disclosure Letter, the Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, the Company.

         3.8 Environmental and Safety Matters. Except as set forth in Part 3.8 of the Seller's Disclosure Letter:

                  (a) The Seller has no Actual Knowledge of any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities of the Company, of any actual or potential violation or failure to comply with any Environmental Law or Occupational Health and Safety Law.

                  (b) The Seller has no Actual Knowledge of, nor has the Seller received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational Health and Safety Law.

         3.9 Disclosure.

                  (a) No representation or warranty of the Seller in this Agreement and no statement in the Seller's Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.6 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

         3.10 Relationships with Related Persons. The Seller nor any Related Person of the Seller has, or since October 22, 1997 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. Neither the Seller nor any Related Person of the Seller owns, or since October 22, 1997 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 3.10 of the Seller's Disclosure Letter, neither the Seller nor any Related Person of the Seller is a party to any Contract with, or has any claim or right against, the Company (other than statutory indemnification rights as a director). For purposes of this Section 3.10, neither Buyer shall be considered a Related Person of the Seller.

         3.11 Brokers or Finders. Neither the Seller nor any agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4. Representations and Warranties of the Buyers. Except as set forth in the Buyers' Disclosure Letter delivered by the Buyers to the Seller, which exceptions to representations and warranties are applicable solely to the section of this Agreement to which they expressly relate to and no other representation and warranty in this Agreement, the Buyers jointly and severally represent and warrant to the Seller as follows:

         4.1 Authority; No Conflict.

                  (a) This Agreement, the Buyers' Release and the Buyers' Indemnification (collectively, with the Buyers' Disclosure Letter and all of the certificates of the Buyers delivered pursuant to this Agreement, the "Buyers' Closing Documents") constitute the legal, valid, and binding obligations of the Buyers, enforceable against the Buyers in accordance with their respective terms. The Buyers have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyers' Release and to perform their obligations under this Agreement and the Buyers' Closing Documents.

                  (b) Neither the execution and delivery of this Agreement by the Buyers nor the consummation or performance of any of the Contemplated Transactions by the Buyers will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any Legal Requirement or Order to which either
Buyer may be subject; or

                           (ii) any Contract to which either Buyer is a party or
by which either Buyer may be bound.

Neither Buyer is nor will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.2 Investment Intent. The Buyers are acquiring the Shares for their own account and not with a view to their distribution within the meaning of
Section 2(11) of the Securities Act. Each Buyer is an accredited investor as defined by Regulation D promulgated under the Securities Act. Buyers acknowledge that the Shares are restricted securities under the Securities Act.

         4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against either Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To each Buyer's Knowledge, no such Proceeding has been Threatened.

         4.4 Brokers or Finders. The Buyers have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.5 Status of Company. Except as expressly provided herein, Buyers are acquiring the Shares, the Business and the Company's assets and liabilities represented thereby "as is." Buyers acknowledge that they are the principal executive officers of the Company and are familiar with the Business and the operations, conditions and prospects of the Company.

         4.6 Relationships with Related Persons. Except as set forth in Section
4.6 of the Buyers' Disclosure Letter, neither of the Buyers nor any Related Person of either Buyer has, or has since October 22, 1997 to the Closing has had, any interest in the property (whether real, personal, or mixed or whether tangible or intangible) used in or pertaining to the Company's businesses neither of the Buyers nor any Related Person of either of the Buyers owns, or since October 22, 1997 has owned (of record or as beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices or on substantially prevailing market terms. Except as set forth in Section 4.6 of the Buyers' Disclosure Letter, neither of the Buyers nor any Related Person of either of the Buyers is a party to any Contract with, or has any claim or right against, the Company.

         4.7 Proceedings and Legal Compliance. Except as set forth on Part 4.7 of the Buyers' Disclosure Letter, to the Actual Knowledge of each of the Buyers:
(i) there is no Proceeding pending or threatened against the Seller; and (ii) the Seller is in compliance with all Legal Requirements relating to the Company and its operations.

         4.8 Financial Information. The Buyers have delivered to the Seller all written correspondence or Contracts between the Buyers and either the Existing Lender or Scripps Bank.

         4.9 Certain Claims. To either Buyer's Knowledge, no claim or threat of a claim of the type referred to in Section 7.6 has been made.

         5. Covenants of the Seller Prior to Closing Date.

         5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, the Seller will, and will authorize and direct the Company and its Representatives to, (a) afford the Buyers and their Representatives and the Buyers' counsel and prospective lenders and their Representatives (collectively, the "Buyers' Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish the Buyers and the Buyers' Advisors with copies of all such contracts, books and records, and other existing documents and data as the Buyers may reasonably request, and (c) furnish the Buyers and the Buyers' Advisors with such additional financial, operating, and other data and information as the Buyers may reasonably request.

         5.2 Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, the Seller will use its Best Efforts to, and will its Best Efforts to cause the Company to:

                  (a) conduct its business only in the Ordinary Course of Business; and

                  (b) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company.

         5.3 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Seller will not, and will not cause the Company to, without the prior consent of the
Buyers:

                  (a) take any affirmative action, or fail to use its Best Efforts to take any reasonable action within its control that could reasonably result in or further materially deteriorate or exacerbate circumstances referenced in Sections (a) through (d) of the definition of Material Adverse Effect; or

                  (b) pay or accrue salaries, draws, management fees or other compensation or remuneration from the Company to Seller or any of its executive officers or directors from March 1, 1999 through the Closing.

         5.4 Required Approvals. As promptly as reasonably practicable after the date of this Agreement, the Seller will, and will authorize and direct the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Seller will, and will authorize and direct the Company to, cooperate with the Buyers with respect to all filings that the Buyers elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions. The Seller will cooperate with the Buyers and the Company in all reasonable respects in obtaining all consents from third parties which the Buyers deem necessary or appropriate in connection with the Contemplated Transactions.

         5.5 Proxy Statement; Stockholder Approval.

                  (a) The Seller shall, as promptly as reasonably practicable following the date of this Agreement, prepare and file with the Commission, and will use its Best Efforts to have cleared by the Commission and thereafter shall mail to its stockholders as promptly as reasonably practicable a proxy statement (the "Proxy Statement") and a form of proxy in connection with, among other things, the vote of the Company's stockholders to approve the Contemplated Transactions. The Seller acknowledges that the preparation and filing of the Proxy Statement shall not be delayed due to the pendency of negotiations by the Seller of any other transaction. The Proxy Statement will contain the affirmative recommendation of the Board of Directors of the Seller in favor of adoption of this Agreement and the approval of the Contemplated Transactions; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Seller from withdrawing its recommendation and approving another transaction regarding the Company or its assets if, and only to the extent that (a) the Board of Directors of the Seller concludes in good faith that such other transaction would constitute a Superior Proposal, (b) the Board of Directors of the Seller determines in good faith (after consultation with independent legal counsel) that the failure to take such action would result in a breach by the Board of Directors of the Seller of its fiduciary duties to the Seller's stockholders under applicable law and (c) prior to furnishing information to, or entering into discussions or negotiations with any third party, the Seller provides prompt written notice to the Buyers to the effect that it is furnishing information to, or entering into discussion or negotiations with, such third party (which notice shall identify the nature and material terms of the competing proposal). The Proxy Statement, and any amendments thereof or supplements thereto, will not, at the time of the mailing of the Proxy Statement or any amendments thereof or supplements thereto and at the time of the Stockholders Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Seller with respect to information supplied in writing by the Buyers or the Company specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rule and regulations promulgated thereunder.

                  (b) The Seller shall duly call, give notice of, convene and hold its annual, or a special meeting of its stockholders (the "Stockholders Meeting") and shall use its Best Efforts to obtain the requisite affirmative approval of its stockholders at the Stockholders Meeting of the Contemplated Transactions. Arthur Asch and Michael Asch shall be present, in person (or, if either cannot attend because of exigent circumstances, by proxy), at the Stockholders Meeting and shall vote or cause to be voted all shares of Common Stock held of record or beneficially owned (with the power to vote or direct the vote) by Arthur Asch and Michael Asch and eligible to vote as of the record date for such meeting in favor of the proposal seeking such approval.

                  (c) The provisions of Sections 5.5(a) and 5.5(b) shall not apply as of the date the Seller delivers the Certificate referred to in Section
7.2 hereof.

         5.6 Notification. Between the date of this Agreement and the Closing Date, the Seller will promptly notify the Buyers in writing if the Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of the Seller's representations and warranties as of the date of this Agreement, or if the Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Seller's Disclosure Letter if the Seller's Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Seller will promptly deliver to the Buyers a supplement to the Seller's Disclosure Letter specifying such change. During the same period, the Seller will promptly notify the Buyers of the occurrence of any Breach of any covenant of the Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

         5.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, the Seller will not, and will cause the Company and its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Buyers) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company; provided, however, that the Seller and the Company may negotiate an unsolicited proposal from a third Person regarding the Company or its assets if the Board of Directors of the Seller has withdrawn its recommendation in favor of the Contemplated Transactions in compliance with Section 5.5(a) above.

         5.8 Best Efforts. Between the date of this Agreement and the Closing Date, the Seller will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         6. Covenants of the Buyers Prior to Closing Date.

         6.1 Approvals. As promptly as practicable after the date of this Agreement, the Buyers will make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Buyers will cooperate with the Seller and the Company with respect to all filings that the Seller or the Company are required by Legal Requirements to make in connection with the Contemplated Transactions. Without limiting the generality of the foregoing, the Buyers will provide the Seller whatever information and assistance in connection with the filing of the Proxy Statement as the Seller reasonably may request. The Buyers shall vote or cause to be voted all shares of Common Stock held of record or beneficially owned by the Buyers and eligible to vote as of the record date for the stockholder meeting held in connection with the Proxy Statement in favor of the proposal seeking approval.

         6.2 Notification. Between the date of this Agreement and the Closing Date, the Buyers will promptly notify the Seller in writing if the Buyers become aware of any fact or condition that causes or constitutes a Breach of any of the Buyers' representations and warranties as of the date of this Agreement, or if the Buyers become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Buyers' Disclosure Letter if the Buyers' Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Buyers will promptly deliver to the Seller a supplement to the Buyers' Disclosure Letter specifying such change. During the same period, the Buyers will promptly notify the Seller of the occurrence of any Breach of any covenant of the Buyers in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         6.3 Best Efforts. Between the date of this Agreement and the Closing Date, each of the Buyers will use his Best Efforts to cause (i) the conditions in Sections 7 and 8 to be satisfied and (ii) the loan referred to in the commitment letter dated March 22, 1999 of Scripps Bank (which the Buyers will use their Best Efforts to have extended through the Closing) or a commitment which is superior from another bank or financial institution (the "Loan") to close. The Buyers' efforts shall include, but not be limited to, cooperating with prospective lender(s) in conducting due diligence and appraisals and valuations of the property owned by the Buyers.

         7. Conditions Precedent to the Buyers' Obligation to Close. The Buyers' obligation to purchase the Shares and to take the other actions required to be taken by the Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by both of the Buyers, in whole or in part):

         7.1 Accuracy of Representations. All representations and warranties of the Seller in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Seller's Disclosure Letter.

         7.2 Stockholder Approval. The Seller shall have received Stockholder Approval with respect to the Contemplated Transactions or, in the alternative, shall have delivered to the Buyers a Certificate stating that Stockholder Approval is not required to consummate the Contemplated Transaction and further certifying that the Seller has consulted legal counsel with expertise in federal and New York state corporate and securities laws to advise the Seller as to the necessity of such Stockholder Approval.

         7.3 Seller's Performance.

                  (a) All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) Each document required to be delivered pursuant to Section
2.4 must have been delivered.

         7.4 Additional Documents. Each of the following documents must have been delivered to the Buyers:

                  (a) an opinion of Joseph Greenberger, dated the Closing Date, in a form reasonably acceptable to Buyers and their counsel, which opinion, solely if the certificate referenced in Section 7.2 has been delivered to the Buyers, shall not be required to opine with respect to the necessity for Stockholder Approval of the Contemplated Transactions; and

                  (b) such other documents as the Buyers may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.3(a), (ii) evidencing the accuracy of any of the Seller's representations and warranties, (iii) evidencing the performance by the Seller of, or the compliance by the Seller with, any covenant or obligation required to be performed or complied with by the Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against either Buyer, or against any Person affiliated with either Buyer, any Proceeding (other than a Proceeding initiated by or on behalf of a spouse or former spouse or trust or other entity of which a spouse or former spouse is an affiliate of either Buyer) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person against the Seller any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause either Buyer or any Person affiliated with either Buyer to suffer any material adverse consequence under any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body after the Effective Date.

         8. Conditions Precedent to the Seller's Obligation to Close. The Seller's obligation to sell the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

         8.1 Accuracy of Representations. All of the Buyers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Buyers' Disclosure Letter.

         8.2 The Buyers' Performance.

                  (a) All of the covenants and obligations that the Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) The Buyers must have delivered each of the documents required to be delivered by the Buyers pursuant to Section 2.4 and must have paid the Purchase Price.

         8.3 Additional Documents. The Buyers must have caused the following documents to be delivered to the Seller:

                  (a) an opinion of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P. dated the Closing Date, in a form reasonably acceptable to Seller and its counsel;

                  (b) such other documents as the Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of the Buyers, (iii) evidencing the performance by the Buyers of, or the compliance by the Buyers with, any covenant or obligation required to be performed or complied with by the Buyers, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         8.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against the Seller, or any Person affiliated with the Seller, any Proceeding (other than a Proceeding initiated by or on behalf of Arthur Asch or Michael Asch or a Related Person thereto) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transaction, or (b) that may have the effect of preventing, delaying, making illegal, or other interfering with any of the Contemplated Transactions.

         8.5 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause either the Seller or any Person affiliated with the Seller to suffer any material adverse consequence under any Legal Requirement or Order that has been published, introduced or otherwise formally proposed by or before any Governmental Body after the Effective Date.

         9. Termination.

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either of the Buyers or the Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (b) unless the Certificate referred to in Section 7.2 shall have been given, by the Buyers if Stockholder Approval is not obtained at the meeting referred to in Section 5.5 on or before November 30, 1999, or if Seller ceases using its Best Effort to obtain Stockholder Approval;

                  (c) (i) by the Buyers if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyers to comply with their obligations under this Agreement) and the Buyers have not waived such condition on or before the Closing Date; or (ii) by the Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition on or before the Closing Date;

                  (d) by mutual consent of the Buyers and the Seller; or

                  (e) by either the Buyers or the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 1999, or such later date as the parties may agree upon.

         9.2 Effect of Termination. Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one (1) or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         10. Indemnification; Remedies.

         10.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations and warranties in this Agreement, the supplements to the Disclosure Letters, the certificate delivered pursuant to Section 2.5(a)(v), or in any other certificate or document delivered pursuant to this Agreement will expire at the Closing, except for the Seller's representations and warranties in
Section 3.3 and 3.5, which will survive the Closing until the expiration of the applicable statute of limitations. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation or warranty. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 Indemnification and Payment of Damages by the Seller. The Seller will indemnify and hold harmless the Buyers, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by the Seller in Sections 3.3 and 3.5 of this Agreement (without giving effect to any supplement to the Seller's Disclosure Letter);

                  (b) any Breach by the Seller of any covenant or obligation of the Seller in this Agreement;

                  (c) any and all liabilities or actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against either the Company or the Buyers in which the principal event giving rise thereto is attributable to or arose out of any action or inaction by the Seller, or any director, officer, employee, agent, representative or subcontractor of the Seller (other than any director, officer, employee, agent, representative or subcontractor of the Company or to the extent arising out of an action or in action based upon written information supplied by either Buyer and/or the Company prior to the Closing);

                  (d) any and all actions, suits, claims or legal, administrative, arbitration, government or other proceedings or investigations against the Company or the Buyers or other Damages that result from or arise out of the Closing of the Contemplated Transactions without obtaining Stockholder Approval;

                  (e) any liability for Taxes of the Company attributable to the period from October 22, 1997 through and including the Closing Date and any liability of the Company for Taxes of any Person other than the Company under Treasury Regulation Section 1.5102-6 (or a similar provision of any state, local or foreign law), as a transferee, successor, by contract or otherwise; and

                  (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to the Buyers or the other Indemnified Persons.

         10.3 Indemnification and Payment of Damages by the Buyers. The Buyers will, and shall cause the Company and each Related Buyer Business to indemnify and hold harmless the Seller, and will pay to the Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach by the Buyers of any covenant or obligation of the Buyers in this Agreement;

                  (b) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against the Seller to the extent they result from or arise out of operation of the Business (and are not subject to indemnification by the Seller Parties pursuant to Section 10.2 above); or

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyers (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to the Seller or the other Indemnified Persons.

         10.4 Limitations. If the Closing occurs, the Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, other than those in Sections 3.3 and 3.5, which liability will continue until the expiration of the applicable statutes of limitations. If the Closing occurs, the Buyers will have no liability (for indemnification or otherwise) with respect to any representation or warranty. No Related Buyer Business in which the Buyers do not in the aggregate own a majority interest (a "Minority Related Buyer Business") shall have any obligation to indemnify the Seller for claims made on or after the third anniversary of the Closing.

         10.5 Limitations on Amount -- Seller. The Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or clause (b) of Section 10.2 until the total of all Damages with respect to such matters exceeds $50,000, at which time the Buyers shall be indemnified for the full amount of such Damages. However, this Section 10.5 will not apply to any Breach of the Seller's representations and warranties of which the Seller had Actual Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by the Seller of any covenant or obligation, and the Seller will be liable for all Damages with respect to such Breaches.

         10.6 Limitations on Amount and Recourse -- Buyers. The Buyers will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.3 until the total of all Damages with respect to such matters exceeds $50,000, at which time the Seller shall be indemnified for the full amount of such Damages. However, this Section 10.6 will not apply to any Breach of any of the Buyers' representations and warranties of which either Buyer had Actual Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by the Buyers of any covenant or obligation, and the Buyers will be jointly and severally liable for all Damages with respect to such Breaches. The Seller's recourse (for indemnification or otherwise) with respect to the matters in Section 10.3(a) and
(b) shall be limited in any event solely to (i) the ownership interests of the Buyers or a Buyer or the transferee referred to in Section 12.10 hereof in the Company and Related Buyer Businesses and (ii) the assets of the Company and such Businesses. In no event shall the Seller have recourse for indemnification against either of the Buyers' personal assets other than as set forth in the prior sentence. This limitation as to recourse shall not limit the amount of Damages for which an arbitral award in favor of the Seller may be entered pursuant to Section 12.5. However, the Seller agrees that after it has satisfied any such arbitral award for indemnification and any judgment entered thereon by executing against those items against which it has recourse pursuant to the terms of this Section 10.6, the Seller will promptly take all reasonable steps legally necessary to extinguish any remaining award or judgment.

         10.7 Procedure for Indemnification -- Third Party Claims.

                  (a) Promptly after receipt by an indemnified party under
Section 10.2 or 10.3, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this
Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Each of the Seller and the Buyers hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on each of the Seller and the Buyers with respect to such a claim anywhere in the world.

         10.8 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         11. Post-Closing Covenants.

         11.1 Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company from maintaining the same business relationships with the Buyers after the Closing as it maintained with the Company prior to the Closing.

         11.2 Insurance. The Seller and the Buyers shall cooperate with each other in the handling of insurance claims relating to the Company that straddle the Closing Date.

         11.3 Books and Records; Information. After the Closing Date, the Seller, on the one hand, and the Buyers, on the other hand, shall retain all accounting, tax, payroll and similar books and records pertaining to the Businesses for a period of at least seven (7) years after the annual period to which they relate, and shall provide access to such books and records and related information to the other party and its representatives, and allow them to make copies thereof and extracts therefrom, upon their reasonable request and at their expense. In addition, the Seller on one hand, and the Buyers, on the other hand, shall on the request of the other party during said period provide the other party with such information as the other party may reasonably request in connection with any accounting, tax, Commission filing or legal requirement. The Buyers shall use reasonable and diligent efforts to cause the Company to provide any information necessary for the Seller to make required filings with the Commission in a timely fashion. Such access and information shall be provided reasonably promptly during normal business hours, and the requesting party shall in good faith attempt to minimize any disruption to the other party's business.

         11.4 Tax Matters.

                  (a) Tax Sharing Agreements. Any tax sharing agreement between the Seller and the Company is terminated as of the date of this Agreement and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                  (b) Returns for Periods Through the Closing Date. The Seller will include the income of the Company (including any deferred income triggered into income by Reg. ss.1.1502-13 and Reg. ss.1.1502-14 and any excess loss accounts taken into income under Reg. ss.1.1502-19) on the Seller's consolidated federal income Tax Return and other Tax Returns for all periods from October 22, 1997 through the Closing Date and pay any Taxes attributable to such income. The Company will furnish Tax information to the Seller for inclusion in the Seller's Tax Returns for the period which includes the Closing Date in accordance with the Company's past custom and practice. The Seller will allow the Buyers an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company. The Seller will take no position on such returns that relate to the Company that would adversely affect the Company after the Closing Date. The income of the Company will be apportioned to the period from October 22, 1997 up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  (c) Audits. The Seller will allow the Company and its counsel to participate at their own expense in any audits of the Seller's Tax Returns to the extent that such returns relate to the Company. The Seller will not settle any such audit in a manner which would adversely affect the Company after the Closing Date without the prior written consent of the Buyers, which consent shall not unreasonably be withheld.

         11.5 Indemnification and Insurance. The Seller agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company (the "Company Indemnified Parties") as provided in the Articles of Incorporation or Bylaws of the Seller or other comparable governing documents (the "Governing Instruments"), or as provided in the agreements referred to in Section 2.5(iv) (the "Indemnification Agreements") shall continue in full force and effect for a period of not less than seven (7) years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such seven (7) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Company Indemnified Party's conduct complies with the standards set forth in the Governing Instruments or the Indemnification Agreements shall be made by independent counsel selected by the Company Indemnified Party reasonably satisfactory to the Seller (whose fees and expenses shall be paid by the Seller). The Seller agrees to fully perform all obligations to be performed by the Seller under the Governing Instruments and the Indemnification Agreements. The Seller further agrees that, for so long as the Seller shall maintain officers' and directors' liability insurance policies indemnifying and holding harmless its officers, directors, employees and agents with respect to any actions or omissions occurring prior to the Closing, providing insurance coverage on terms no less advantageous to the Company Indemnified Parties than the Company's existing policy. In the event the Seller or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties, assets or stock to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Seller (or their successors and assigns) shall assume the obligations set forth in this
Section 11.5.

         11.6 Indemnification and Insurance. The Buyers agree to cause the Company to provide that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Seller (the "Seller Indemnified Parties") as provided in the Articles of Incorporation or Bylaws of the Company or other comparable governing documents (the "Company Governing Instruments"), or as provided in any agreements between a Seller Indemnified Party and the Company (the "Company Indemnification Agreements") shall continue in full force and effect for a period of not less than seven (7) years from the Closing Date; provided, however, that, in the event any claim or claims are asserted or made within such seven (7) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether a Seller Indemnified Party's conduct complies with the standards set forth in the Company Governing Instruments or the Company Indemnification Agreements shall be made by independent counsel selected by the Seller Indemnified Party reasonably satisfactory to the Company (whose fees and expenses shall be paid by the Company). The Buyers agree to cause the Company to fully perform all obligations to be performed by the Company under the Company Governing Instruments and the Company Indemnification Agreements. In the event the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties, assets or stock to any person, then and in each such case the Buyers shall cause the Company to make proper provision shall be made so that the successors and assigns of the Company (or their successors and assigns) shall assume the obligations set forth in this Section 11.6.

         11.7 Post-Closing Operations of the Business. The Buyers will not operate a Business in Southern California other than through the Company or a Related Buyer Business and the Buyers will cause each Related Buyer Business to perform all the obligations which the Buyers are required to cause the Company to perform hereunder.

         11.8 NASA Claim. The Buyers shall cause the Company to pay the Seller fifty percent (50%) of all net recoveries to the Company as of the Closing and thereafter with respect to the NASA Claim in a reasonably prompt fashion. This obligation to cause payments to the Seller with respect to the NASA Claim is expressly conditioned upon the Seller paying fifty percent (50%) of all costs and expenses incurred by the Company by reason of its prosecuting or pursuing the NASA Claim when due, and, if the Seller shall fail to pay any such costs or expenses when due, shall irrevocably forfeit its right to be paid any portion of the net recoveries with respect to the NASA Claim.

         11.9 Buyer Notification. As soon as practicable after the Closing, the Buyers shall send notification to all vendors, customers or other third parties to which the Company has a material relationship setting forth the fact that the Buyers (or their permissible assignees) have acquired ownership of the Company and that the Seller has no continuing right, title or interest in the Company or involvement with its operations.

         12. General Provisions.

         12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Neither the Seller nor the Buyers will cause the Company not to incur any fees or out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. In the event this Agreement is terminated by the Buyers pursuant to Section 9.1(b), the Seller shall promptly pay the Buyers all costs and expenses (including reasonable legal fees and expenses) incurred by the Buyers in connection with the Contemplated Transactions; including, without limitation, all appraisal fees or other expenses incurred in connection with attempting to obtain the Loan referred to in Section 6.3.

         12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as are mutually agreed upon by the Buyers and the Seller; provided, however, that the Seller may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement with the stock exchange or quotation system concerning its publicly traded securities (in which case the Seller will use Best Efforts to provide the Buyers with a copy of such communication prior to making the disclosure). Unless consented to by the Buyers in advance or required by Legal Requirements, prior to the Closing the Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Seller and the Buyers will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and the Buyers will have the right to be present for any such communication.

         12.3 Confidentiality. Between the date of this Agreement and the Closing Date, the Buyers and the Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Seller and the Company to maintain in confidence any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, and fulfilling Seller's periodic reporting obligations to the Commission or to facilitate due diligence of any potential acquirer of Seller (but not a potential acquirer of the Company) if such potential acquirer is aware of and legally bound by the restrictions contained in this Section 12.3, or (c) the furnishing or use of such information is required by legal proceedings or the threat thereof. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         12.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

To the Seller:                      REXX Environmental Corporation
                                    Attention: Arthur Asch
                                    350 Park Avenue
                                    New York, New York 10022
                                    Facsimile: (212) 750-3095

with a required copy to:            Joseph Greenberger, Esq.
                                    1370 Avenue of the Americas
                                    New York, New York, 10019-4602
                                    Facsimile: (212) 757-4053

To the Buyers:                      Greg S. Watkins
                                    Daren J. Barone
                                    5490 Complex Street, Suite 603
                                    San Diego, California 92123
                                    Facsimile: (619) 279-6332

with a required copy to:            Zevnik Horton Guibord McGovern
                                    Palmer & Fognani, L.L.P.
                                    Attention:  Steven G. Rowles, Esq.
                                    101 West Broadway, 17th Floor
                                    San Diego, California 92101
                                    Facsimile: (619) 515-9629

         12.5 Arbitration.

                  (a) Any claims by the Company or the Buyers against the Seller, or by the Seller against the Buyers arising out of or in connection with this Agreement or the Seller's Closing Document shall be determined by arbitration in Chicago, Illinois by an arbitrator appointed by JAMS/Endispute, in accordance with the applicable rules of JAMS/Endispute, and as provided in this Section 12.5. The arbitration may be commenced by a demand for arbitration with notice of claims pursuant to Section 12.4, with a simultaneous copy thereof to the JAMS/Endispute office in Chicago, Illinois. Except as otherwise provided for herein, the arbitration shall be conducted in accordance with the JAMS/Endispute Comprehensive Rules and Procedures then in effect. There shall be one (1) arbitrator agreed upon by the parties, or if the parties cannot agree on the identity of the arbitrator within five (5) days of the arbitration demand, the arbitrator shall be selected by the JAMS/Endispute Administrator. Any issue about whether a claim is covered by this Agreement to arbitrate shall be determined by the arbitrator.

                  (b) The parties may perform reasonable discovery in such scope as determined by the arbitrator. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said statute, as amended or replaced as of the arbitration. The arbitrator shall not be bound by rules of evidence, but may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require the parties to submit some or all of their case by written or such other manner of presentation as the arbitrator may determine to be appropriate. Pre-trial memoranda shall be exchanged no later than five (5) days before the hearing starts. The parties intend to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues without unnecessarily prolonging the arbitration.

                  (c) The arbitrator shall take such steps as he or she may consider necessary to start the hearing within sixty (60) days of the appointment of the arbitrator and to conclude the hearing within twenty (20) days; and the arbitrator's written decision shall be made not later than ten
(10) days after the conclusion of the hearing. A stenographic record shall be kept of the hearing, except that the arbitrator may employ telephonic conference calls with the parties' attorneys to decide discovery and procedural issues, and no stenographic record shall be required thereof. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator shall for good cause (including the inability of a party to complete its discovery despite diligent efforts in connection therewith) allow reasonable extensions or delays, which shall not affect the validity of the award. The arbitrator's written decision shall contain a brief statement of the claim(s) determined and the ward made on each claim. In making the decision and award, the arbitrator shall apply applicable Delaware law, without giving effect to its principles of conflicts of law. Absent fraud, collusion or willful misconduct by the arbitrator, the award shall be final, and judgment may be confirmed and entered in any court having jurisdiction thereof. The arbitrator may ward injunctive relief or any other substantive or procedural direction available from a judge in an action, in law or equity. The arbitrator shall ward the predominantly prevailing party its reasonable attorneys' fees and disbursements and expenses (including stenographic, witnesses', experts', and investigation fees and expenses) in connection with the arbitration. Until the arbitrator's award of costs, the fees and disbursements of JAMS/Endispute, the arbitrator, stenographic recording expenses and similar arbitration expenses shall be borne and paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyers or the Company (whichever may be a party to the arbitration).

                  (d) Notwithstanding any term in this Agreement to the contrary, each party hereto, on or prior to the commencement of arbitration hereunder, shall first notify the other party in writing of its or his intention to seek arbitration and the specific bases upon which its claims are made. Within seven (7) days thereof, the party in receipt of such notification may request that JAMS/Endispute provide mediation services with a mediator in accordance with its Rules and as selected by the Administrator, and on such request the other party shall submit to such mediation, the fees and disbursements of said mediation shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Company or the Buyers (whichever may be a party to the mediation). The pendency of a request for mediation, or of a mediation, shall not stay a demand for arbitration pursuant to Section 12.5(a), or any arbitration procedures, hearing or determination pursuant to Section 12.5(b), 12.5(c) or 12.5(d). Nothing herein shall limit the Company or the Buyers from seeking or obtaining injunctive relief.

                  (e) For purposes of Section 12.5 hereof, the term "Buyers" includes all Related Buyer Businesses and all permitted transferees referred to in Section 12.10 hereof. The Buyers agree to cause such Related Buyer Businesses and permitted transferees to execute and deliver to the Seller agreements in form and substance reasonably satisfactory to the Seller so agreeing to such arbitration provisions.

         12.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one (1) party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one (1) party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.9 Disclosure  Letters.

                  (a) The disclosures in the Disclosure Letters, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letters (other than an exception expressly set forth as such in the Disclosure Letters with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         12.10 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties (which any party may withhold, in its sole and absolute discretion) except that each of the Buyers may assign any of his right, title and interest under this Agreement to any corporation or limited liability company wholly-owned by the assigning Buyer without the need for consent by the Seller; provided, however, that any such transferee shall assume in writing the liabilities, obligations and duties of performance of the assigning Buyer under this Agreement and the assigning Buyer shall remain jointly and severally liable with such transferee with respect to the assigning Buyer's liability under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.12 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All references to Buyers herein include each Buyer, and all references to Buyer herein include both Buyers. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         12.14 Joint and Several Liability. The obligations hereunder of the Buyers, Related Buyer Businesses and transferees referred to in Section 12.10 shall be joint and several.

         12.15 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

         12.16 Counterparts; Facsimile. This Agreement may be executed in one
(1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one (1) and the same agreement. This Agreement may be executed by facsimile (with originals to follow by United States mail), and such facsimile shall be conclusive evidence of the consent and ratification of the signatories hereto.

         12.17 Minority Related Buyer Business Obligations. The obligations of either Buyer hereunder to cause any Minority Related Buyer Business to acknowledge, comply with or perform under the provisions of this Agreement shall expire in their entirety on the third anniversary of the Closing.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyers

                                               /s/ Greg S. Watkins
                                               -------------------------------
                                               Greg S. Watkins


                                               /s/ Daren J. Barone
                                               -------------------------------
                                               Daren J. Barone

Seller                                         REXX ENVIRONMENTAL CORPORATION,
                                               a New York corporation


                                               By: /s/ Arthur L. Asch
                                                   -----------------------------
                                               Name: Arthur L. Asch
                                                    ----------------------------
                                               Title: Chairman of the Board
                                                     ---------------------------


                  [Signature Page to Stock Purchase Agreement]

                          Schedule of Omitted Exhibits

                      Exhibit A        Seller's Release

                      Exhibit B        Noncompetition Agreement

                      Exhibit C        Buyers' Release

                                      REXX
                            ENVIRONMENTAL CORPORATION

                                                               November 29, 1999

Greg S. Watkins
Daren J. Barone
Watkins Contracting, Inc.
5490 Complex Street, Suite 603
San Diego, CA 92123

           Re: Stock Purchase Agreement dated June 10, 1999

Dear Greg and Daren:

As we have discussed, it will not be practicable to file proxy materials for the planned transactions until later in November or in December. When the Agreement was signed in June, it was expected that the meeting date would be before November 30. Since the shareholder meeting cannot be held by that date, all references to November 30, 1999 in the Agreement need to be changed to a reasonable later date. I expect it reasonable to assume that the shareholder meeting will be held before February 29, 2000.

As we have also discussed, you have requested the right to pay REXX $171,875 on Closing of the Agreement in lieu of 125,000 REXX shares as part of the Purchase Price.

Accordingly, as we have discussed, please confirm that (i) all references to November 30, 1999 in the Agreement are to be considered changed to references to February 29, 2000, (ii) Section 2.2(a) of the Agreement is deleted in its entirety and replaced by (a) The purchase price (the Purchase Price") for the Shares will be (x) $1,300,000 payable in cash, and (y) delivery of 125,000 shares of Common Stock of the Seller with an agreed upon fair market value of $1.375 per share or the closing price of such Shares as of the day prior to the Closing, whichever is less, or $171,875 in cash, and (iii) in all other respects the Agreement remains unchanged and unaffected by the delay in the shareholder meeting.


                                    Very truly yours,

                                    /s/ Arthur L. Asch
                                    -----------------------
                                    Arthur L. Asch
                                    Chairman of the Board

CONFIRMED:

/s/ Greg S. Watkins
-----------------------
Greg S. Watkins

/s/ Daren J. Barone
-----------------------
Daren J. Barone

                   350 Park Avenue o New York, New York 10022
                     o (212) 750-7755 o Fax: (212) 750-3095

                                      REXX
                            ENVIRONMENTAL CORPORATION

                                                                 January 6, 2000
Greg S. Watkins
Daren J. Barone
Watkins Contracting, Inc.
5490 Complex Street, Suite 603
San Diego, CA 92123

           Re: Stock Purchase Agreement dated June 10, 1999
               and Letter Agreement dated November 29, 1999

Dear Greg and Daren:

As we have discussed, it will not be practicable to file proxy materials for the planned transactions until later this month. When the Letter Agreement was signed in November, it was expected that the meeting date would be before February 29, 2000. Since the shareholder meeting cannot be held by that date, all references to February 29, 2000 in the Stock Purchase Agreement as amended by the Letter Agreement of November 29, 1999 need to be changed to a reasonable later date. I expect it reasonable to assume that the shareholder meeting will be held before April 30, 2000.

Accordingly, as we have discussed, please confirm that (i) all references to November 30, 1999 and/or February 29, 2000 in the Stock Purchase Agreement and the Letter Agreement are to be considered changed to references to April 30, 2000, and (ii) in all other respects the Stock Purchase Agreement and the Letter Agreement remain unchanged and unaffected by the delay in the shareholder meeting.


                                    Very truly yours,

                                    /s/ Arthur L. Asch
                                    -----------------------
                                    Arthur L. Asch
                                    Chairman of the Board

CONFIRMED:

/s/ Greg S. Watkins
-----------------------
Greg S. Watkins

/s/ Daren J. Barone
-----------------------
Daren J. Barone

                   350 Park Avenue o New York, New York 10022
                     o (212) 750-7755 o Fax: (212) 750-3095